Exhibit 99.1

Truett-Hurst, Inc. Reports Second Quarter and First Half Fiscal 2019 Results

Healdsburg, California (February 13, 2019) – Truett-Hurst, Inc. (NASDAQ: THST), which operates an innovative super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California, reported results for the second quarter of fiscal year 2019 which ended on December 31, 2018.

First Half FY19 vs. FY18

For the six months ended December 31, 2018, net sales increased $0.2 million or 7.3%, and gross profit margin increased from 57.9% to 60.6%. The increase in gross profit was primarily due to continued efforts to grow the DTC channel through wine club and tasting room sales, as well as special offers presented via email to wine club members and others.

Operating Expenses

Operating expenses for the six months ended December 31, 2018 was $4.5 million compared to $2.8 million in the prior year. Sales and marketing expenses decreased by $0.4 million or 24.7% for the six months ended December 31, 2018 compared to the same period in the prior year. The dollar decrease for the six months ended December 31, 2018 is due to lower hosted wine club events. General and administrative expenses increased by $2.1 million for the six months ended December 31, 2018 compared to the same period in the prior year. The increase was primarily due to the finalization of a $0.5 million legal settlement, and increases in personnel related costs, outside services and consulting expenses associated with compliance efforts associated with the sale of the wholesale business.

Discontinued Operation

During the fourth quarter of fiscal year 2018, we determined to discontinue operations of our wholesale wine business (the “Wholesale Business”). The Company decided to sell all assets and liabilities directly related to those assets associated with the Wholesale Business due to the sustained losses incurred. Further, the Company determined that the discontinued operations represented a strategic shift that will have a major effect on the Company’s operations and financial results since it represented a complete exit from the wholesale business and, therefore, classified the disposal group as held for sale as of June 30, 2018.  The results of discontinued operations are aggregated and separately presented in the consolidated statements of operations, net of income taxes. The assets and liabilities of the discontinued operations are presented separately under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, within the Condensed Consolidated Balance Sheets at December 31, 2018 and June 30, 2018.

On August 13, 2018, the Company successfully executed an Asset Purchase Agreement with Precept Brands LLC (“Precept”), a Washington limited liability company, pursuant to which the Company agreed to sell the aforementioned assets comprising its Wholesale Business to Precept. The Company received aggregate consideration of approximately $18 million in cash and future royalty payments to acquire the wholesale business. After the estimated transaction-related costs and expenses of approximately $0.9 million, the Company used a portion of the remaining proceeds to repay secured and unsecured debt of $12 million. The Company also recorded a gain on sale of discontinued operations of approximately $2.6 million.

Second Quarter FY19 vs. FY18

For Q2 of fiscal year 2019, net sales increased $0.05 million or 2.6%, and gross profit margin decreased from 62.5% to 53.8%.  The decrease in gross profit was primarily due to a high volume of sales of one of our wines that was sold at a discount.

Operating Expenses

Operating expenses for the second quarter of fiscal year 2019 ended December 31, 2018 was $2.6 million compared to $1.3 million in the prior year. Sales and marketing expenses decreased by $0.2 million or 23.0% for the second quarter of fiscal year 2019 compared to the same period in the prior year. The dollar decrease for the second quarter of 2019 is due to lower hosted wine club events. General and administrative expenses increased by $1.6 million for the second quarter of fiscal year 2019 compared to the same period in the prior year. The increase was primarily due to the finalization of a $0.5 million legal settlement, and increases in personnel related costs, outside services and consulting expenses associated with compliance efforts associated with the sale of the wholesale business.

Earnings Call

The Company will not be conducting an earnings call related to its results for the second quarter of fiscal year 2019 ended December 31, 2018.

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release for the second quarter of fiscal year 2019 ended December 31, 2018 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, and expenses for the periods after December 31, 2018. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; risks relating to our inventory; risks relating to our structure; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on October 15, 2018, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$3,619	$278
Accounts receivable	1,158	-
Inventories	6,194	5,826
Bulk wine deposit	403	-
Other current assets	474	251
Assets of discontinued operations	-	18,396
Total current assets	11,848	24,751
Property and equipment, net	6,181	6,320
Intangible assets, net	29	38
Other assets, net	59	73
Total assets	$18,117	$31,182
Liabilities and Equity
Current liabilities:
Line of credit	$-	$8,058
Accounts payable	911	409
Accrued expenses	685	237
Accrued legal settlement	500	-
Current maturities of capital lease obligation	11	11
Current maturities of long term debt	-	3,235
Related party grapes payable	61	-
Liabilities of discontinued operations	242	3,740

Total current liabilities	2,410	15,690
Capital lease obligation, net of current maturities	44	52
Total liabilities	2,454	15,742
Commitments and contingencies
Equity
Stockholders’ equity:
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized, none issued and outstanding at December 31, 2018 and June 30, 2018	-	-
Class A common stock, par value of $0.001 per share, 15,000,000 shares authorized, 4,588,087 and 4,535,750 shares issued and outstanding at December 31, 2018 and June 30, 2018, respectively	4	4
Class B common stock, par value of $0.001 per share, 1,000 shares authorized, 6 shares issued and outstanding at December 31, 2018 and June 30, 2018	-	-
Additional paid-in capital	16,760	16,527
Accumulated deficit	(6,305)	(6,299)
Total Truett-Hurst, Inc. shareholders' equity	10,459	10,232
Noncontrolling interest	5,204	5,208
Total equity	15,663	15,440
Total liabilities and equity	$18,117	$31,182

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

Three Months Ended December 31,	Six Months Ended December 31,
2018	2017	2018	2017
Sales	$1,855	$1,803	$3,453	$3,214
Less excise tax	(4)	-	(5)	(2)
Net sales	1,851	1,803	3,448	3,212
Cost of sales	856	676	1,35	7	1,351
Gross profit	995	1,127	2,091	1,861
Operating expenses:
Sales and marketing	792	1,029	1,285	1,707
General and administrative	1,855	303	3,159	1,093
Gain (loss) on disposal of assets	-	4	-	(18)
Impairment of other assets	-	-	46	-
Total operating expenses	2,647	1,336	4,490	2,782
Net loss from operations	(1,652)	(209)	(2,399)	(921)
Other income (expense):
Interest income (expense), net	7	(111)	(61)	(221)
Gain (loss) on fair value of interest rate swap	-	25	(14)	27
Gain on insurance settlement, net	-	-	469	-
Other income, net	6	(3)	5	(11)
Total other income (expense), net	13	(89)	399	(205)
Loss before income tax expense	(1,639)	(298)	(2,000)	(1,126)
Income tax expense	-	(1)	-	-
Loss from continuing operations	(1,639)	(299)	(2,000)	(1,126)
(Loss) income from discontinued operations, net of tax	-	(384)	1,990	151
Net loss attributable to Truett- Hurst, Inc. and H.D.D. LLC	(1,639)	(683)	(10)	(975)
Net loss attributable to noncontrolling interest: H.D.D. LLC	(657)	(274)	(4)	(391)
Net loss attributable to Truett- Hurst, Inc.	$(982)	$(409)	$(6)	$(584)
Net (loss) income per share, basic and diluted:
Continuing operations	$(0.36)	$(0.07)	$(0.44)	$(0.25)
Discontinued operations	-	(0.09)	0.44	0.03
Attributable to noncontrolling interest	(0.14)	(0.06)	(0.00)	(0.09)
Attributable to Truett-Hurst, Inc.	$(0.22)	$(0.10)	$(0.00)	$(0.13)
Weighted average shares used in computing net loss per share:
Basic weighted average shares	4,579,861	4,460,417	4,567,914	4,449,208
Diluted weighted average shares	4,579,861	4,460,417	4,567,914	4,449,208

TRUETT-HURST, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Loss from continuing operations	$(2,000)	$(1,126)
Income from discontinued operations, net of tax	1,990	151
Net loss	(10)	(975)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	427	486
Stock-based compensation	115	102
Executive termination benefits	118	—
Loss (gain) on fair value of interest rate swap	14	(27)
Gain on sale of assets	—	(19)
Impairment of intangibles	46	—
Changes in operating assets and liabilities, net
Accounts receivable	(1,158)	(1)
Inventories	(368)	(5,814)
Bulk wine deposits	(403)	—
Other current assets	(225)	(39)
Accounts payable	502	1,900
Accrued expenses	948	307
Proceeds from related parties	61	—
Net cash provided by (used in) operating activities	67	(4,080)
Cash flows from investing activities:
Acquisition of property and equipment	(235)	(1,554)
Proceeds from sale of assets	—	23
Net cash used in investing activities	(235)	(1,531)
Cash flows from financing activities:
Net (payments on) proceeds from lines of credit	(8,058)	985
Proceeds from long term debt	—	327
Payments on long term debt	(3,235)	(294)
Payments on capital lease obligation	(8)	(5)
Net cash (used in) provided by financing activities	(11,301)	1,013
Discontinued operations
Net cash provided by operating activities	14,809	4,077
Net cash provided by discontinued operations	14,809	4,077
Net change in cash and cash equivalents	3,341	(521)
Cash and cash equivalents at beginning of period	278	782
Cash and cash equivalents at end of period	$3,619	$261
Supplemental disclosure of cash flow information:
Cash paid for interest	$104	$110
Cash paid for income taxes	—	$—

For more information, contact:

Truett-Hurst, Inc.

Karen Weaver,

Chief Financial Officer

Phone: 707.431.4423

Fax: 707.395.0289

Email:  karen@truetthurst.com